American Safety Insurance Holdings, Ltd.
Board of Directors Authorizes Stock Repurchase Program

HAMILTON, Bermuda—March 3, 2010 - American Safety Insurance Holdings, Ltd, (NYSE: ASI) announced today that the Company’s Board of Directors has approved the repurchase of up to 500,000 shares of the Company’s outstanding common stock. The timing, price and volume of repurchases will be based on market conditions, relevant securities laws and other factors. Repurchases may be made from time to time on the open market or in privately negotiated block transactions. The repurchase program does not require the Company to repurchase any shares, or any specific number of shares, and may be terminated by the Company at any time.

"The Board's approval of the share repurchase program reflects its confidence in the Company's business and its ongoing commitment to increase shareholder value," said Stephen R. Crim, President and Chief Executive Officer of ASI. "At the same time, the Company will maintain adequate capital to support growth from our specialty underwriting platform," Mr. Crim added.

About ASI:

American Safety Insurance Holdings, Ltd. (NYSE:ASI - News), a Bermuda holding company, offers innovative insurance solutions outside the U.S. in the reinsurance and alternative risk markets through its subsidiaries American Safety Reinsurance, Ltd. and American Safety Assurance, Ltd., and in the U.S. for specialty risks and alternative risk markets through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries and affiliates American Safety Casualty Insurance Company, American Safety Indemnity Company and American Safety Risk Retention Group, Inc. As a group, ASI’s insurance subsidiaries and affiliates are rated "A" (Excellent) VIII by A.M. Best. For additional information, please visit www.asih.bm.

Contacts:

American Safety Insurance Holdings, Ltd.	American Safety Administrative Services, Inc.
Investor Relations	Media Relations
Mark W. Haushill	Julie McDonald
mark.haushill@amsafety.bm	jmcdonald@amsafety.com
(441) 296-8560	(770) 916-1908